Exhibit 6.85

REAL ESTATE PURCHASE AGREEMENT (RESALE)

This Real Estate Purchase Agreement ("Agreement") is made as of the Effective Date (as defined below) by and between [redacted]___ ("Seller") and Buyer (as defined below).

Seller agrees to sell the Property (as defined below) to Buyer and Buyer agrees to purchase the Property from Seller upon all of the terms, covenants and conditions of this Agreement and any exhibits, schedules, attachments, or addenda attached hereto.

SECTION 1.
SUMMARY OF MATERIAL TERMS

The following provisions and definitions shall apply with respect to this Agreement:

1.1 **Buyer's Name ("Buyer")**: [redacted]______________________________

1.2 **Title & Closing Agent**: [redacted]______________________ Attn: Closing Agent_______________________, _[redacted]___ shall serve as the closing agent ("Closing Agent"). Buyer is not required to use the Closing Agent suggested by Seller. Buyer may select a different Closing Agent for title and closing services upon making such request to Seller or by inserting Buyer's preferred Closing Agent in Section 9.18 Additional Terms below.

1.3 **Property**: Seller is the owner or holder of the following property (collectively, the "Property"):

(a) Fee simple title to the real property commonly known as 10711 Truckee Cir Commerce City CO 80022 having Assessor's Parcel Number 172309332021 (the "Real Property"); and

(b) All structures and other improvements on the Real Property owned by Seller together with all lighting fixtures, all electrical, mechanical, plumbing, air-conditioning, and any other systems or fixtures as are attached thereto (collectively, the "Improvements"), and all rights and easements appurtenant to the Real Property.

(c) Except for an electronic deadbolt lock (if any), which Seller may remove and replace with another electronic lock, any smart home equipment attached to the Real Property for the purposes of showing the Real Property to prospective purchasers (e.g., cellular hub or motion sensors) shall not be conveyed to Buyer at Closing (as defined below) and will otherwise be removed and remain the personal property of Seller. Notwithstanding the foregoing, Seller agrees to convey the smart home equipment at Closing to Buyer listed below, which shall be included in the Purchase Price:

Equipment Conveyed
Any smart home equipment conveyed to Buyer does not include the corresponding operational service contract. Buyer shall be fully responsible for entering into a service contract with a third-party provider. Seller may provide Buyer's name and contact information to the equipment provider for the purposes of establishing service.

1.4 **Purchase Price**: US$ 525000 ("Purchase Price") payable by (Select applicable box):

- ☑ Cash
- ☐ VA; or
- ☐ Conventional Loan;
- ☐ Other (specify)
- ☐ FHA;

1.5 **Effective Date**: This Agreement becomes effective on the later of: (i) the date that each of Buyer and Seller has signed this Agreement; or (ii) the date that the fully executed Agreement has been received by the Seller ("Effective Date").

1.6 **Closing**: The close of escrow shall occur at the consummation and settlement of the transaction contemplated hereby ("Closing") and shall occur through Closing Agent on or before 2021-12-03 (the "Closing Date"), or such later time as Seller and Buyer may direct through the execution of an amendment to this Agreement or supplemental Closing instructions, if need be. The Closing Date shall not be extended as a result of Buyer failing to comply with any provision of the Agreement, which includes Buyer's obligation to timely sign any loan documents so that Buyer's lender is able to deliver the Remaining Balance (as defined below) to Closing Agent as of the Closing Date. If Buyer does not complete the sale on the Closing Date due to Buyer's failure to comply with any provision of the Agreement, Buyer will be in breach, subjecting the Agreement to cancellation and entitling Seller to the Deposit (as defined below); provided, however, that the parties are free to negotiate and execute a written Closing Date extension. Notwithstanding anything to the contrary herein, if the designated Closing Date falls on a day that is not a business day, the Closing Date shall be the next business day (as defined below).

1.7 **Deposit**:

(a) US$ 10000 ("Deposit"), which amount shall represent an earnest money deposit.

(b) Within three (3) business days after the Effective Date, Buyer will deposit the Deposit with Closing Agent in Current Funds (as defined below).

(c) "Current Funds" means wire transfers or other forms acceptable to Closing Agent that permit Closing Agent to immediately disburse such funds.

1.8 **Escrow**. An escrow account (the "Escrow") has been established with Closing Agent with respect to the Property.

1.9 **Additional Financial Terms. The following additional financial terms will supersede any inconsistencies** set forth on Schedule 1 of the state Addendum to Real Estate Purchase Agreement (Resale) attached hereto:

- Buyer Closing Costs: $________;
- HOA Fees: $________;

- Home Warranty: $________;
- Other Costs: $________;
- Total Seller Concessions $ 0 ______.

SECTION 2.
PURCHASE PRICE AND DEPOSIT

2.1 **Purchase Price and Deposit**. The Deposit will be credited to the Purchase Price and the remainder of the Purchase Price and Buyer's share of closing costs, pro-rations, and other fees and costs associated with the purchase of the Property will be paid in Current Funds through Escrow at Closing (such remainder of the Purchase Price, closing costs, pro-rations and other fees and costs, collectively, the "Remaining Balance"). In the event that this Agreement is properly terminated in accordance with its terms, then the Deposit shall be delivered to the appropriate party in accordance with the terms of this Agreement and neither Buyer nor Seller will be reimbursed for any expenses incurred in connection with such inspections, appraisals, or any other matters pertaining to the transaction contemplated by this Agreement (except as otherwise expressly provided in this Agreement or by applicable law).

SECTION 3.
CONDITIONS TO CLOSING

3.1 Buyer's Conditions Precedent. Buyer's obligation to purchase the Property shall be expressly conditioned upon the fulfillment of each of the following:

(a) The issuance by the Closing Agent on the Closing Date, upon payment of its regularly scheduled premium, of the title insurance policy described in Section 4.2 below (the "Title Policy");

(b) The delivery and performance by Seller of all documents and closing items required to be delivered or performed by Seller have been delivered and performed by Seller; and

(c) Seller has performed and observed, in all material respects, all covenants and agreements set forth in this Agreement to be performed and observed by Seller as of the Closing Date.

3.2 Contingencies. This Agreement is subject to the following contingencies as further set forth in Exhibit A (the "Contingency Addendum") (*Buyer to mark all contingencies that apply and complete the Contingency Addendum accordingly*):

☐ Financing Contingency;

☐ Appraisal Contingency; and/or

☐ Sale Contingency.

3.3 Examination of Title and HOA Documents. Buyer agrees to accept title to the Property subject to: (i) real estate taxes not yet due, (ii) covenants, conditions, restrictions, rights of way, and easements of record, if any, which do not materially affect the value or intended use of the Property, and (iii) any other exceptions set forth in Seller's Deed (defined below). Seller shall take all actions necessary to cause Closing Agent on Seller's behalf to provide to Buyer a preliminary title report or title commitment ("Title Report") and legible copies of all documents referred to therein ("Title Documents") within five (5) business days after the Effective Date. If applicable, Seller shall additionally take all actions necessary to cause Closing Agent on Seller's behalf to order and deliver to Buyer a current HOA/Planned Community Statement (or demand), resale certificate, and any other HOA/Planned Community documents customarily provided in the jurisdiction where the Property is located, including the declaration, bylaws, and covenants, conditions and restrictions (collectively, "HOA Documents"). Within five (5) business days of Buyer's receipt of the Title Report, Title Documents or HOA Documents, as the case may be, Buyer shall approve of or object of such documents and shall notify Seller in writing of its reasons for any of its objections ("Buyer's Objection Notice"), provided that if Buyer subsequently receives any other information of a possible title encumbrance or HOA requirement not identified in the original Title Report, Title Documents or HOA Documents, Buyer shall have an additional five (5) business days from the date of receiving that information to provide Seller with Buyer's Objection Notice. If Buyer does not timely approve or provide a Buyer's Objection Notice, the Title Report, Title Documents and HOA Documents shall be deemed accepted. Seller shall have five (5) business days after receiving Buyer's Objection Notice to cure the items to which Buyer has objected and to notify Buyer of the manner in which Seller has cured, or plans to cure, Buyer's objections ("Seller's Response"). Buyer shall then have five (5) business days after receiving Seller's Response in which to reject Seller's cure, or plan to cure Buyer's objections. If Buyer then rejects Seller's cure or plan to cure Buyer's objections, or if Seller fails to provide Seller's Response, Buyer may terminate this Agreement and receive a return of the Deposit, and the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination). If Buyer approves or fails to timely reject Seller's cure or plan to cure Buyer's objections, Buyer's obligation to consummate the purchase of the Property shall be contingent upon Seller's cure of Buyer's objections as set forth in Seller's Response.

3.4 **Inspection / Due Diligence.**

(a) Inspection Period. Buyer shall have until 5:00 P.M. in the jurisdiction where the Property is located on the date that is 10 **calendar days (10 calendar days if not filled in) after the Effective Date (the "Inspection Period") to conduct an inspection of the Property at Buyer's expense. For purposes of this Section, Seller agrees to provide reasonable access to the Property to Buyer, Buyer's inspectors, and/or other professionals representing Buyer in connection with the inspection. Buyer (including Buyer's inspectors and/or other professionals) hereby agrees to hold Seller, including its affiliated entities, harmless from any liability, claims, injuries, and damages arising out of Buyer's inspection of the Property. If the sale of the Property does not close, Buyer shall, at Buyer's sole cost, repair all damage to the Property resulting from Buyer's inspection, and shall restore the Property to substantially its former condition. The foregoing obligation shall also apply to any final walk through that the Buyer may conduct prior to the Closing Date as agreed upon by Buyer and Seller in writing. Prior to the expiration of the Inspection Period, Buyer may terminate this Agreement if Buyer is not satisfied with the condition of the Property by providing written notice to Seller, whereupon this Agreement shall automatically terminate, and Buyer shall receive a return of the Deposit and**

the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination). The parties may additionally agree in writing within the Inspection Period using Seller's Inspection Form for Seller to make certain repairs to the Property or to perform other obligations arising out of Buyer's inspection. In the event Buyer fails to deliver the termination notice to Seller or execute a written agreement for Seller repairs/obligations before the expiration of the Inspection Period (as may be extended), Buyer shall have no further right to terminate this Agreement pursuant to this Section.

(b) **Seller Repairs or Obligations**. In the event Buyer and Seller negotiate certain repairs or other Seller obligations arising out of Buyer's inspection of the Property within the Inspection Period, Buyer's obligation to consummate the purchase of the Property shall be contingent upon Seller satisfying those conditions. If Seller fails to satisfy those conditions, Buyer may terminate this Agreement and receive a return of the Deposit; however, if Buyer elects to proceed with Closing, Buyer shall conclusively be deemed to have (i) purchased the Property in its "AS IS" condition without satisfaction of those conditions and (ii) waived and released any and all claims, liabilities, losses, costs or expenses (including attorneys' fees) against Seller for failing to satisfy them.

(c) Listing Information. Buyer shall be solely responsible to verify and confirm during the Inspection Period the accuracy of any statements provided in the listing information for the Property, including but not limited to any statements/information regarding the description of the Property and any renovations, the characteristics of the neighborhood, access to certain utilities, and the proximity to any schools or the applicability of any school districts. As such, Buyer releases and holds Seller and Seller's Broker (defined below) harmless from any inaccurate statements set forth in the listing information. Buyer further acknowledges that it will acquire the Property solely on the basis of and in reliance upon Buyer's own examination(s) of the Property during the Inspection Period and not on any information or statements as otherwise set forth in the listing information.

3.5 Warranties and Disclaimer. Upon mutual execution of the Agreement, Seller may deliver to Buyer certain reports, summaries or disclosures prepared by or for Seller in connection with Seller's acquisition or ownership of the Property. Seller makes no representation or warranty as to the accuracy or completeness of any information contained in those reports, summaries or disclosures, and as such, Buyer's reliance upon that information shall not create or give rise to any liability against Seller. In connection with any construction or renovation work to the Property, Seller warrants only that payment in full will be made for all labor, services and materials furnished in the ordinary course of business. Except as otherwise set forth herein, Seller makes no other representation or warranty of any kind with regard to the physical condition, zoning or suitability of the Property, or any component thereof. Buyer will have the opportunity to fully inspect the Property during the Inspection Period, and Buyer will rely solely on such inspections to determine the condition, zoning and suitability of the Property. Buyer will acquire the Property (including appliances and other Included Items) in "AS IS" and "WITH ALL FAULTS" condition. Without limiting the generality of the foregoing, Buyer releases Seller and Seller's agents, successors and assigns, subsidiaries and parent companies, employees, brokers and contractors from, and waives any and all claims, liabilities, losses, costs or expenses (including attorneys' fees), whether known or unknown, which Buyer may have, arising from or relating to any conditions, including but not limited to environmental and physical conditions, affecting the Property. The foregoing release includes specifically, but is not limited to, a release of any claim for indemnification or contribution under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.)

or any other federal, state or local statute, rules or ordinance relating to liability of property owners for environmental matters, whether arising based on events that occurred before, during or after Seller's period of ownership of the Property. Buyer acknowledges that the foregoing release was specifically negotiated between Seller and Buyer.

3.6 Seller's Conditions. Seller's obligation to sell the Property shall be expressly conditioned upon the fulfillment to Seller's satisfaction of each of the following:

(a) The delivery and performance of all documents and closing items required to be delivered or performed by Buyer; and

(b) The performance and observation by Buyer, in all material respects, all covenants and agreements set forth in this Agreement to be performed and observed by Buyer as of the Closing Date, including, without limitation, the timely payment of the Deposit and the Remaining Balance.

3.7 Proof of Funds. Within three (3) business days of being requested by Seller, Buyer agrees to provide written evidence from a bona fide financial institution of sufficient cash available to complete this purchase. If Buyer does not submit the written evidence within the time period set forth above, Seller shall have the right to terminate this Agreement. In the event that Seller exercises such right to terminate this Agreement pursuant to this Section, the Deposit shall be released to Buyer and neither party shall have any further obligation to the other party under this Agreement (except as expressly set forth in this Agreement).

SECTION 4.
TITLE

4.1 Condition of Title; Conveyance. Subject to any disclosures, at the Closing, Seller will convey marketable title to the Real Property and Improvements by a deed, as further defined in the state Addendum to Real Estate Purchase Agreement (Resale) attached hereto (the "Deed") subject to existing taxes, assessments, reservations in patents, all easements, rights of way, encumbrances, liens, covenants, conditions, restrictions, obligations, and liabilities, and all other matters of record. Buyer is advised that the Property may be reassessed after the Closing, which may result in a real property tax increase or decrease.

4.2 **Title Insurance**. Seller's obligation to convey marketable title shall be satisfied by the Closing Agent issuing, upon payment of its regularly scheduled premium at the Closing, its standard residential owner's title insurance policy in the amount of the Purchase Price and as set forth on Schedule 1 of the state Addendum to Real Estate Purchase Agreement (Resale). Buyer shall be responsible to pay for all costs to procure extended or other additional coverage and shall submit any survey required to issue such coverage. Buyer shall additionally pay the premium for Buyer's lender's policy and charges for closing services related to the lender's policy, endorsement, and lender costs, including the cost to procure any survey.

SECTION 5.
CLOSING

5.1 Closing Requirements.

(a) **Seller**. At the Closing, Seller will execute, acknowledge (as applicable) and deliver all documents and take all other actions reasonably necessary to effect the sale of the Property, including:

(i) the Deed;

(ii) a Homeowner's Association/Planned Community Addendum or similar document, if applicable;

(iii) any documents the Closing Agent may reasonably require; and

(iv) all keys, garage door openers, etc. for the Property, if any, in the possession of Seller.

(b) **Buyer**. At the Closing, Buyer will execute and deliver all documents and take all other actions reasonably necessary to effect the purchase of the Property, including:

(i) pay (or cause Buyer's lender to pay) all amounts required under this Agreement in Current Funds;

(ii) any documents the Title Company or Closing Agent reasonably requires; and

(iii) any loan documents the Buyer's lender, if applicable, may reasonably require, including proof of homeowner's insurance. In order to ensure Closing occurs on the Closing Date, Buyer shall use best efforts to ensure any loan documents are delivered to Closing Agent at least two (2) business days prior to the Closing Date.

(c) **Actions of Closing Agent**. Closing Agent will:

(i) prepare the Settlement Statement (as defined below) and obtain signed copies from Seller and Buyer;

(ii) record the Deed through the appropriate recording office;

(iii) deliver the Deposit and Remaining Balance, as appropriate, to Seller as set forth on the Settlement Statement;

(iv) deliver the Title Policy to Buyer;

(v) identify and collect necessary documents from Buyer, Seller and third-parties in order to facilitate the Closing; and

(vi) deliver the above referenced documents to the applicable party.

5.2 Prorations and Charges. All apportionments and/or prorations for ad valorem property taxes, community association fees, solid waste and governmental fees and utility bills for services that cannot be terminated as of the Closing Date will be prorated at Closing based upon actual figures to the extent available, or, if not available, based upon the most current information available on the basis of the actual days within the applicable period. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, then they will be calculated based on Seller's good faith estimates thereof and will not be re-prorated. Buyer shall be responsible for all prorated fees for the Closing Date.

5.3 **Closing Costs**. The parties agree to the allocation of costs set forth on Schedule 1 of the state Addendum to Real Estate Purchase Agreement (Resale) attached hereto.

5.4 Other Costs. All other costs, fees or expenses not addressed within this Section 5 will be the sole responsibility of the incurring party.

5.5 Preliminary Settlement Statement. Buyer and Seller will each cooperate with Closing Agent to prepare a preliminary settlement statement (the "Settlement Statement") on the basis of real estate taxes and other expenses for the Property in the manner set forth in Section 5.2 on or prior to the Closing Date.

5.6 Possession. Buyer shall receive possession of the Property at Closing.

SECTION 6.
DEFAULT

6.1 Breach by Seller. If Seller breaches its obligations under this Agreement without cause, Buyer's sole remedy shall be to terminate the Agreement and receive a return of the Deposit, and the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination). Buyer waives any right to seek specific performance of the Agreement or to pursue any other monetary damages against Seller as set forth in this Section.

6.2 Breach by Buyer. If Buyer breaches its obligations under this Agreement, Seller's sole remedy shall be to terminate the Agreement and retain the Deposit as agreed liquidated damages for such breach, and upon payment in full to Seller of such Deposit, Seller will have no further rights, claims, liabilities or obligations under the Agreement (except those obligations that expressly survive termination). The parties agree that such liquidated damages are not a penalty or forfeiture and because it would be difficult to determine actual damages, the Deposit reflects a reasonable estimate of the damages incurred by Seller under this Agreement.

SECTION 7.
ZILLOW MARKETPLACE

7.1 Zillow Marketplace. The parties acknowledge and agree that:

(a) Each party may have voluntarily used the marketplace website (the "Marketplace") provided by Zillow ("Zillow") to access potential investment opportunities and obtain those certain administrative services specified in the Marketplace and no others; and

(b) The Marketplace does not provide, nor does either party have any expectation of, any real estate agency or brokerage services to be provided by, or through, the Marketplace or Zillow.

SECTION 8.
DISCLOSURES

8.1 **Seller's Property Disclosure Statement**. Seller has never occupied the Property. To the fullest extent permitted by law, Buyer waives any right to receive a completed Seller's Property Disclosure Statement as required by applicable law or custom in the jurisdiction where the Property is located. Buyer will accept Seller's standard form disclosure document (to the extent permitted in the jurisdiction where the Property is located) and hereby acknowledges that the information contained in that disclosure document constitutes all material information pertaining to the Property, which Seller will deliver to Buyer within five (5) business days after the Effective Date. In addition to the Seller Property Disclosure Statement, Seller will concurrently deliver to Buyer the other disclosure document(s) identified in the state Addendum. Buyer shall provide notice of any items disapproved in these disclosure documents within the Inspection Period. If Seller subsequently delivers to Buyer an updated Seller's Property Disclosure Statement disclosing new information regarding the condition of the Property, Buyer shall have an additional two (2) business days from the date of receiving the updated Seller Property Disclosure Statement to provide notice of any items disapproved or otherwise exercise any rights afforded to Buyer under the Inspection Period (including the right to terminate this Agreement with a return of the Deposit) during such two (2) business day period. Buyer will have adequate opportunity to conduct independent investigations of the Property and will acquire the Property solely on the basis of and in reliance upon Buyer's own examinations and not on any information provided by Seller. Except for those inspections expressly agreed to be paid for by Seller, any such investigations, examinations or inspections of the Property shall be paid for by Buyer independently. Since Seller has never occupied the Property, Seller will provide the insurance claim history, if any, that Seller received from the preceding owner of the Property.

8.2 ☐ **Lead Based Paint Disclosure** (*Check box if applicable*). If the Improvements were built prior to 1978, Seller shall (i) notify Buyer of any known lead-based paint ("LBP") or LBP hazards on the Property; (ii) provide Buyer with any LBP risk assessments or inspections of the Property in Seller's possession; (iii) provide Buyer with a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards, and any report, pamphlets, and/or other materials referenced therein within five (5) business days of the Effective Date (collectively "LBP Information"). Buyer shall return a signed copy of the Disclosure of Information to Seller prior to Closing. Any residential real property where a residential dwelling was built prior to 1978 may contain, and present risks from exposure to, lead from lead-based paint, and may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a risk to pregnant women. A seller of any interest in residential real property must provide a buyer with any information on lead-based paint hazards from risk assessments or inspection in the seller's possession including notifying buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

8.3 Mold is naturally occurring and may cause health risks or damage to property. If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional to perform a mold investigation.

8.4 Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings. Additional information regarding radon and radon testing may be obtained from your county public health unit.

8.5 **Brokers/Salespersons Disclosure**. Buyer hereby acknowledges that Seller has disclosed that certain affiliates of Seller (e.g., Zillow, Inc. and Zillow Homes, Inc.) and employees of Seller (including select Zillow Homes Advisors, Markets Sales Managers and Transaction Managers) are real estate licensees in the jurisdiction where the Property is located. Certain employees who have a real estate license under Zillow Homes, Inc. are also authorized to sign contract documents on behalf of Seller. Buyer acknowledges that neither Seller, its affiliates or employees represent the Buyer in this transaction.

SECTION 9.
MISCELLANEOUS

9.1 Headings. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any construction on any of the provisions of this Agreement.

9.2 Time. All times and dates in this Agreement are of the essence. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a business day.

9.3 Entire Agreement/Amendments. This Agreement and any schedules, addenda and attachments to this Agreement, contain all representations and the entire understanding and agreement between the parties with respect to the Property. All exhibits, schedules, addenda and other attachments to this Agreement are made part of this Agreement and this Agreement will not be binding until all applicable exhibits, schedules and addenda (including the state Addendum) are executed and received by the parties. This Agreement may not be altered or modified except by a writing signed or initialed by Buyer and Seller.

9.4 Closing Agent. Seller will notify Closing Agent of its designation as the escrow agent under this Agreement and obligation to hold and disburse the Deposit as provided in this Agreement. The provisions of this Agreement will constitute joint instructions to Closing Agent to consummate the purchase in accordance with the terms and provisions of this Agreement; provided, however, that the parties will execute such additional closing instructions, not inconsistent with the provisions of this Agreement, as may be deemed reasonably necessary to carry out the intentions of the parties as expressed in this Agreement. The provisions of this section will survive the Closing or termination of this Agreement and shall not merge into the Deed. Except for its grossly negligent or willful acts, Closing Agent is excused from all responsibility,

including insolvency of any depository that holds the Deposit, and will be indemnified and held harmless by the parties from all claims, demands, liability, costs and expenses associated with its duties as Closing Agent. If there is a dispute as to the disposition of the Purchase Price, Deposit, Remaining Balance, or any closing documents, Closing Agent may interplead all parties and thereafter be freed from further liability to either or both parties.

9.5 Brokerage Disclosure. Except [[redacted]________________] ("Seller's Broker") acting on behalf of Seller, and [________________________________] ("Buyer's Broker") acting on behalf of Buyer, each of Buyer and Seller represents and warrants to the other party that it has not retained, engaged, dealt or consulted with any real estate broker or agent in connection with the transaction contemplated by this Agreement. Each of Buyer and Seller will indemnify, protect, defend and hold the other party (together with such party's broker) harmless for, from and against any and all claims of all brokers and finders claiming by, through or under Buyer or Seller, as applicable, and in any way related to the sale and purchase of the Property or this Agreement, including, without limitation, broker fees, commissions, attorneys' and other fees and expenses (including any fees and expenses incurred at the trial or appellate levels or with respect to any bankruptcy proceeding) incurred by Buyer or Seller, as applicable, in connection with such claim. Unless otherwise agreed to in a separate document executed by Seller's Broker, Seller's Broker will not share any commission nor be responsible for paying any other party's commission. This section will survive the Closing or termination of this Agreement and shall not merge into the Deed.

9.6 **Risk of Loss**. Should the Property be destroyed or substantially damaged before Closing, Seller is to notify immediately the Buyer. At the election of Buyer (i) this Agreement may be canceled and the Deposit shall be returned to Buyer, or (ii) Buyer may consummate this Agreement and receive such insurance, if any, as is paid on the claim of loss; this election is to be exercised within five (5) business days after Buyer has been notified in writing by Seller of the amount of insurance proceeds, if any, Seller will receive on the claim of loss.

9.7 Governing Law. This Agreement shall be governed by the laws of the state of in which the Property is located, without regard to its choice of law rules.

9.8 Attorneys' Fees. In any dispute between the parties, whether or not resulting in litigation, arbitration, or any other proceeding, both Buyer and Seller agree that (i) neither party shall be entitled to recover any attorneys' fees, costs or expenses from the other even if one party is found to be the prevailing party, and (ii) each party shall be solely responsible for their own attorneys' fees, costs or expenses incurred to resolve such dispute between the parties.

9.9 **Assignment Restricted**. Buyer's rights and obligations under this Agreement shall not be assigned without the Seller's prior written consent, and any assignment without such consent shall be void and have no effect. Seller may freely assign its rights and obligations under this Agreement without the consent of Buyer. Subject to the restriction on the assignment of this Agreement by Buyer, this Agreement shall inure to the benefit of and be binding on the parties and their respective heirs, personal representatives, successors, and assigns.

9.10 Notices. All notices must be in writing and may be made by electronic mail (email), pre-paid, first-class mail, overnight delivery with a reputable service, or personal delivery to the appropriate address as provided below, or such other address as provided in writing by a party or Closing Agent, as applicable, to the others. Notices sent by personal or overnight courier service,

or mailed by certified or registered mail, are deemed to have been given when received; notices sent by email are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next business day, as defined below, for the recipient), provided that notices sent by email are sent concurrently by personal delivery or overnight courier.

9.11 Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall include the others whenever the context so indicates.

9.12 Counterparts/E-Sign. The parties agree to execute this Agreement via facsimile, email, e-signature or such other electronic methods as the parties may agree and any legible electronic copy of this Agreement and any signatures (including electronic signatures) are considered for all purposes as an original. If signatures are executed in counterpart, each counterpart is deemed an original and all of which constitute one and the same instrument. A party executing this Agreement through electronic methods agrees that for all purposes under the E-Sign Act of 2000 and the Uniform Electronic Transaction Act (and any state corollaries), such party affixed their electronic signature to the Agreement and that the signature was made with the intent to sign and be bound by the Agreement.

9.13 **Locks and Access**. Buyer acknowledges that although Seller has changed the door locks of the Property after acquiring it from the preceding owner, Seller has never occupied the Property and therefore may not possess all garage door openers or other methods of access. Buyer is on notice to obtain new garage door opener remotes and secure such other points of access upon taking possession of the Property and will not hold Seller liable for Buyer's failure to do so.

9.14 **Business Days**. In the event that any deadline or expiration date that requires Seller action falls on a date that is not a business day, then such deadline or expiration date shall be extended to the next business day. The phrase "business day" as used herein shall mean the days of Monday through Friday, excepting recognized federal holidays or recognized state (and municipal) holidays in the jurisdiction where the Property is located.

9.15 **Professional Advice**. The parties are advised to seek the counsel of an attorney and a certified public accountant to review the terms of this Agreement. By signing below, the parties agree and acknowledge that each has read and understood, and has had sufficient opportunity to review with legal counsel of their choosing, this Agreement. No inference shall be made for or against either party by virtue of the drafting of this agreement.

9.16 **Wire Fraud Warning**. Real estate buyers and sellers are frequent targets of wire fraud. Do not trust wiring instructions that are sent via email because cyber criminals commonly hack into email accounts and send emails with fake wiring instructions. These emails may be convincing and sophisticated. Please independently confirm wiring instructions in person or via a telephone call to a trusted, known and verified phone number belonging to your closing agency or real estate agent. Do not wire money without confirming that the wiring instructions are correct.

9.17 **Customer Surveys**. By providing Buyer's email address(es) and/or phone number(s) on the signature page below, Buyer hereby agrees to participate in up to three (3)

customer surveys ("Surveys") from Seller during the one (1) year following Closing. Buyer authorizes Seller (including its parent entities, affiliates, and their service providers) to use automated or nonautomated means to contact Buyer at the email address(es) or phone number(s) provided for the purposes of conducting the Surveys and to use the contact information to improve its offerings.

9.18 **Additional Terms**.

Buyer agrees to limit Inspection Objection items to health, safety, and structural issues only.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, Seller and Buyer have signed and/or delivered to each other this Agreement effective as of the Effective Date.

SELLER:

[redacted]
11-06-2021 05:56:07 PM MDT - 2-1

[______________________________]

By:______________________________

Name: [redacted]

Title: Authorized Signatory

Date: 11/06/2021

SELLER'S AGENT:

Name: ______________________________

Agent's Email:

____

Agent's Phone Number:

____

BUYER:

[[redacted]______________________]

By: [redacted]

Name: [redacted]

Title: ______________________________

Date: 11/06/2021

Buyer's Email:

____

Buyer's Phone Number:

____

BUYER:

[______________________________]

By:______________________________

Name: ______________________________

Title: ______________________________

Date: ______________________________

Buyer's Email:

____

Buyer's Phone Number:

____

BUYER'S AGENT:

[[redacted]______________________]

By: [redacted]

Name: [redacted]

Title: ______________________________

Date: 11/06/2021

Agent's Email:
[redacted]

Agent's Phone Number:

____

Agent's Office Address:

____

Agent's License Number:

____

Exhibit A

Contingency Addendum

Buyer may subject the Agreement to the following contingencies under the terms and conditions therein by checking the applicable boxes. If no box is checked, the corresponding contingency shall not apply.

A. **Financing Contingency**

☑ This Agreement is NOT contingent upon Buyer obtaining financing for the purchase of the Property; or

☐ Buyer's obligation to purchase the Property is contingent upon Buyer obtaining financing in accordance with the following provisions:

(i) The loan shall be (check the applicable box): ☐ Conventional; ☐ FHA; ☐ VA; or ☐ Other (specify) . Buyer shall pay $ 515000 (insert amount) as down payment for the purchase of the Property;

(ii) Within business days (3 business days if not filled in) of the Effective Date, Buyer shall: (a) submit a completed loan application to a lender or a licensed mortgage broker of Buyer's choice, and (b) if requested by Seller, furnish a preapproval letter to Seller based upon a standard factual credit report and review of debt to income ratios. If Buyer fails to complete any of these conditions within the time period set forth above, Seller shall have the right to terminate this Agreement. In the event that Seller exercises such right to terminate this Agreement, this Agreement shall be terminated and the Deposit shall be released to Buyer without the requirement of written authorization from the Seller and neither party shall have any further obligation to the other party under this Agreement (except as expressly set forth in this Agreement); and

(iii) Within days (28 days if not filled in) of the Effective Date (the "Financing Contingency Period"), Buyer agrees to obtain written evidence that Buyer has obtained financing, to Seller's reasonable satisfaction, for the Property from a lender of Buyer's choosing. If Buyer has not waived the Financing Contingency, and is unable to obtain financing by the Financing Contingency Period after good faith effort, then Buyer may terminate the Agreement by written notice to Seller, together with a copy of the denial letter from the lender (such notice being herein called the "Financing Contingency Termination Notice"), whereupon this Agreement shall automatically terminate and Buyer shall receive a return of the Deposit, and the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination). In the event that Buyer shall fail to have delivered the Financing Contingency Termination Notice to Seller before the expiration of the Financing Contingency Period, Buyer shall be deemed to have waived the Financing Contingency and shall have no further right to terminate this Agreement pursuant to this Section.

B. **Appraisal Contingency**

☑ This Agreement is NOT contingent upon an appraisal ("Appraisal") of the Property; or

☐ Buyer's obligation to purchase the Property is contingent upon the Property appraising for not less than the Purchase Price. Within days (21 days if not filled in) of the Effective Date (the "Appraisal Contingency Period"), Buyer agrees to obtain an Appraisal of the Property by a licensed appraiser. If after the completion of the Appraisal, Buyer receives written notice from the lender or the appraiser that the Property has appraised for less than the Purchase Price, then Buyer may waive this Appraisal Contingency or terminate this Agreement by providing written notice to Seller, together with a copy of the Appraisal within the Appraisal Contingency Period (such notice being herein called the "Appraisal Contingency Termination Notice"). In the event that Buyer timely exercises such termination right during the Appraisal Contingency Period, this Agreement shall automatically terminate, and Buyer shall receive a return of the Deposit and the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination). In the event that Buyer shall fail to have delivered the Appraisal Contingency Termination Notice to Seller before the expiration of the Appraisal Contingency Period, Buyer shall be deemed to have waived the Appraisal Contingency and shall have no further right to terminate this Agreement pursuant to this Section.

C. **Sales Contingency**:

1. **Contingency**. Buyer's obligation to purchase the Property is conditioned upon:

☐ (Option A) Buyer entering into a valid and enforceable contract to sell Buyer's primary residence located at ("Buyer's Primary Residence") on or before the date that is (14 days if not filled in) days from the effective date of this Agreement with a scheduled closing date of no more than (30 days if not filled in).

If Buyer does not enter into a valid and enforceable contract to sell Buyer's Primary Residence on or before the date set forth above (14 days from the effective date of this Agreement if the time period above is left blank), or give notice to Seller waiving this Sales Contingency, this Agreement will be deemed terminated and Buyer will be refunded the earnest money. If Buyer accepts an offer and enters into a contract to sell Buyer's Primary Residence within the time periods set forth above, Buyer shall deliver to Seller a copy of the contract for Seller's review within one (1) business day from the date of executing it. If the pending sale of Buyer's Primary Residence does not close within the closing period set forth above (30 day closing period if the time period above is left blank), Buyer shall provide notice and satisfactory proof of that termination to Seller within one (1) business day of the contract failing to close or upon its earlier termination through no fault of Buyer. Upon receipt of that timely notice and satisfactory proof of termination through no fault of Buyer, this Agreement shall be deemed terminated and Buyer shall be refunded the earnest money. If Seller does not receive Buyer's timely notice to terminate, Buyer waives any right to terminate this Agreement under this Sales Contingency.

☐ (Option B) Buyer closing on the sale of Buyer's Primary Residence currently under contact with the following terms (the "Sales Contract"):

i. Name of buyer:

ii. Address of Buyer's Primary Residence:

iii. Date of contract:

iv. Purchase price:

v. Closing date:

Buyer shall provide Seller a notice to terminate this Agreement within one (1) business day of the Sales Contract failing to close on the defined closing date or upon its earlier termination through no fault of Buyer. If Seller receives timely notice and satisfactory proof of termination of the Sales Contract through no fault of Buyer, the Agreement shall be deemed terminated and Buyer shall be refunded the earnest money. If Seller does not receive Buyer's timely notice to terminate, Buyer waives any right to terminate this Agreement under this Sales Contingency. Buyer shall not amend or modify any material term of the Sales Contract without the prior written consent of Seller.

Seller's Solicitation and Acceptance of Back-up Offers. Seller may continue to solicit back-up offers during this Sales Contingency period, to the extent permitted under local Multiple Listing Service rules, until Seller receives notice that Buyer has satisfied or waived this Sales Contingency. If Seller receives another competitive offer for the Property, Seller shall provide notice to Buyer of the offer and Buyer will have three (3) business days to waive this Sales Contingency. If Buyer does not timely waive this Sales Contingency, the Agreement shall be deemed terminated and Buyer shall be refunded the earnest money.

Exhibit B

Affiliated Business Arrangement Disclosure

This is to give you notice of business relationships among the following providers. Zillow, Inc. ("ZINC," which operates Zillow.com and promotes Zillow Offers, among other programs); Zillow Group Marketplace, Inc. ("ZGMI"); Signpost Homes, Inc. ("Signpost"); Zillow Homes, Inc. ("ZHO"), Zillow Home Loans, LLC ("ZHL"); Zillow Closing Services, LLC ("ZCS"), Zillow Closing Services West, LLC ("ZCS-West"), Zillow Closing and Escrow Services CA, Inc. ("ZCS CA") and Zillow Closing Services TX, LLC ("ZCS-TX") are affiliated companies and each may refer to you the services of another. ZINC, ZGMI, Signpost, ZHO, ZHL, ZCS, ZCS-West, ZCS CA and ZCS-TX (collectively, the "Zillow Companies") are each indirectly wholly owned by Zillow Group, Inc. ("Zillow Group"), through one or more subsidiaries. Because of these relationships, any referrals of you by any of the Zillow Companies may provide the referred company, its direct or indirect parent (including Zillow Group), and their respective employees with a financial or other benefit.

Set forth below is the estimated charge or range of charges for the settlement services listed. You are **NOT** required to use the listed provider(s) as a condition of the purchase or sale of the subject property, for the settlement of any loan, or to obtain access to any other settlement service. **THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.**

Name of Provider	Settlement Service	Charge or Range of Charges
Zillow, Inc. *or* **Zillow Homes, Inc.**	Real Estate Brokerage	Sellers who are represented in their real estate transaction by a broker/agent pay listing compensation, typically a percentage (e.g., 6%) of the purchase price. Buyer's brokers/agents may be compensated by sharing in the listing commission paid by the seller. Zillow, Inc. and/or Zillow Homes, Inc., as a licensed real estate broker, may share in brokerage compensation pursuant to a brokerage/referral agreement.
Zillow Home Loans, LLC	Loan Origination Fees	$499 - $1500
	Discount Points (optional)	0%- 4% of Loan Amount. Points vary based on borrower's selection of interest rate.
	Third Party Fees	Third parties may also charge fees (e.g., credit report, appraisal, and/or tax service/flood cert fees). See the Loan Estimate provided within three days of application for a disclosure of third party charges required to obtain a loan, if applicable.
Zillow Closing Services, LLC *or*	*Estimates below are based on a sales price of $100K - $750K. Fees may vary based on transaction type and state. For other options, please inquire directly.*	
Zillow Closing Services West, LLC *or*	Lender's title insurance premium	$595 – $2,405

Name of Provider	Settlement Service	Charge or Range of Charges
Zillow Closing Services TX, LLC	Owner's title insurance premium	$420 - $2,875
	Endorsements	$0-$500
	Title Search Fees	$150 - $300
	Escrow/Settlement Fee	$500 - $1400
	Notary Fees	$100 - $150
Zillow Closing and Escrow Services CA, Inc.	*Estimates below are based on a sales price of $100K - $600K. Fees may vary based on transaction type. For other options, please inquire directly.*	
	Escrow/Settlement Fee	$400-$1700
	Notary Fees	$125 -$150

ACKNOWLEDGMENT

By executing the Agreement, you acknowledge having read this disclosure form, and understand that the Zillow Companies may refer you to purchase the above-described settlement service(s) from one another and that any such referrals may provide the referred company, its direct or indirect parent (including Zillow Group), and their respective employees with a financial or other benefit.

Colorado Addendum to Real Estate Purchase Agreement (Resale)

This Colorado Addendum to Real Estate Purchase Agreement (Resale) is attached to and made a part of the Real Estate Purchase Agreement (Resale) (the "Contract" and collectively, with this Colorado Addendum and any exhibits, schedules, attachments, or other addenda, the "Agreement") between Seller and Buyer for the Property. Capitalized terms used, but not defined in this Colorado Addendum, shall have the meanings set forth in the Agreement. The Contract shall remain in full force and effect, except as expressly modified by this Colorado Addendum or any other addenda or supplement.

1. **Deed**. Seller shall convey title of the Property by a special warranty deed.

2. **Disclosures and Addenda**. Within five (5) business days following the Effective Date, or such later date as may be specified below, Seller will provide Buyer with the following disclosures, addenda and/or information, as currently published by the Colorado Real Estate Commission (*Seller or Buyer to mark any additional that apply)*:

(a) ☐ Brokerage Disclosure to Seller (SD16) (Brokerage Defined Terms);

(b) __X__ Source of Water Addendum to Contract to Buy & Sell Real Estate;

(c) __X__ Square Footage Disclosure;

(d) ☐ Exchange Addendum to Contract to Buy and Sell Real Estate (*Required only if either Seller or Buyer is effecting an IRC § 1031 exchange*);

(e) ☐ Short Sale Addendum (Contract to Buy and Sell Real Estate) (*Required only if Seller has debts secured by one or more liens on the Property and the Purchase Price may not be enough to cover payment for all the liens and costs of sale*); and/or

(f) ☐ Occupancy Limits Disclosure Statement for Property Sale if the Property is located with the City of Fort Collins.

3. **Water Rights**.

(a) Any deeded water rights serving the Property shall be conveyed by Seller to Buyer by a good and sufficient special warranty deed at Closing.

(b) If the Property is served by a well, Seller agrees to supply required information to Buyer about the well. Buyer understands that if the well to be transferred is a "Small Capacity Well" or a "Domestic Exempt Water Well," used for ordinary household purposes, Buyer must, prior to or at Closing, complete a Change in Ownership form for the well. If an existing well has not been registered with the Colorado Division of Water Resources in the Department of Natural Resources (the "Division"), Buyer must complete a registration of existing well form for the well and pay the cost of registration. If no person will be providing a closing service in connection with the transaction, Buyer must file the form with the Division within sixty (60) days after the Closing.

(c) The Well Permit # (*if applicable*) is:

(d) The Purchase Price also includes ownership of all water stock certificates appurtenant to ownership of the Property. If Buyer is to receive any water rights pursuant to this Agreement, Seller agrees to convey such rights to Buyer by executing the applicable legal instrument in form satisfactory to Buyer at Closing.

4. **Methamphetamine Disclosure**. As required by C.R.S. § 38-35.7-103, Seller affirms and discloses that:

> **SELLER HAS NO KNOWLEDGE THAT THE PROPERTY WAS PREVIOUSLY USED AS A METHAMPHETAMINE LABORATORY.**

5. **Oil and Gas Activity Disclosure**. As required by C.R.S. § 38-35.7-108, Seller hereby affirms and discloses:

> **THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE MAY NOT INCLUDE TRANSFER OF THE MINERAL ESTATE. THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OR OTHER MINERALS UNDER THE SURFACE, AND THEY MAY ENTER AND USE THE SURFACE ESTATE TO ACCESS THE MINERAL ESTATE. THE USE OF THE SURFACE ESTATE TO ACCESS THE MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER. THE OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THIS PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS, AND GAS GATHERING AND PROCESSING FACILITIES. THE BUYER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THIS PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.**

6. **Special Taxing Districts Disclosure**. As required by C.R.S. § 38-35.7-101, Seller hereby affirms and discloses:

> **SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.**

7. **Common Interest Community**.

(a) If the Property is located in an Association, Seller hereby makes the following disclosure, as required by C.R.S. § 38-35.7-102:

> **THE PROPERTY IS LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS SUBJECT TO THE DECLARATION FOR SUCH COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNER'S ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.**

(b) If the Property is located in an Association, Seller shall either provide to the Buyer or authorize the Association to provide to the Buyer, upon payment of the association's usual fee pursuant to C.R.S. § 38-33.3-317(4), the annual Association assessments, a list of the Association insurance policies, any notice from the Association to Seller of a construction defect action within the past six months, and all of the Association's governing documents (including annual members' meeting and executive board meeting minutes) and financial documents, as listed in the most recent available version of the contract to buy and sell real estate promulgated by the Colorado Real Estate Commission as of the Effective Date.

8. **Carbon Monoxide Alarms**. If the improvements on the Property have a fuel-fired heater or appliance, a fireplace, or an attached garage and include one or more rooms lawfully used for sleeping purposes ("<u>Bedroom</u>"), the parties acknowledge that Colorado law requires that Seller assure the Property has an operational carbon monoxide alarm installed within fifteen feet of the entrance to each Bedroom or in a location as required by the applicable building code.

9. **Colorado Foreclosure Protection Act**.

(a) The parties acknowledge that C.R.S. § 6-1-1101, *et seq.*, The Colorado Foreclosure Protection Act (the "<u>Act</u>"), generally applies if: (1) the Property is residential, (2) Seller resides in the Property as Seller's principal residence, (3) Buyer's purpose in purchase of the Property is not to use the Property as Buyer's personal residence, (4) the Property is in foreclosure or Buyer has notice that any loan secured by the Property is at least thirty days delinquent or in default. If the transaction is a Short Sale transaction and a Short Sale Addendum is part of the Agreement, the Act does not apply. Each party is further advised to consult an attorney.

(b) Seller hereby represents and warrants to Buyer that the Property is not in foreclosure, and Seller has no notice that any loan secured by the Property is either delinquent or in default.

10. **Seller Contract Form**. The Contract (and this Colorado Addendum) was prepared in accordance with 4 C.C.R. § 725-1-7.1, *et seq.*, by legal counsel representing Seller and has not been approved by the Colorado Real Estate Commission. Buyer and Seller agree and acknowledge that each has read and understood and has had sufficient opportunity to review with legal counsel of its choosing the Contract (and this Colorado Addendum). No inference shall be made for or against either party by virtue of the drafting of the contract.

[Remainder of page intentionally left blank; signatures follow}

SELLER:

______________________,

____

[redacted]
11-06-2021 05:56:07 PM MDT - 2-3

By:___________________________________

Name: [redacted] ________

Title: Authorized Signatory

Date: 11/06/2021

BUYER:

[redacted]________

By: [redacted]________________

Name: [redacted]__________

Title: ________________________________

Date: 11/06/2021

BUYER:

____

By:___________________________________

Name: ________________________________

Title: ________________________________

Date: ________________________________

[Signature Page to Colorado Addendum to Real Estate Purchase Agreement (Resale)]

Schedule 1

Item No.		Responsible	
		Buyer	Seller
1	Preparation and recording of the Deed	X	
2	Real Property transfer tax (or documentary fee)	X	
3	Escrow Fees and Costs – each party shall be responsible for their own fees and costs	X	X
4	Charges required by an owners' association declaration to be paid by Buyer for Buyer's future use of the Property including, without limitation, capital improvement fees, future improvement fees, asset preservation fees, community enhancement fees, working capital contributions, membership fees, and "move in fees" (if any)	X	
5	Owners' association account transfer or setup fees, and owners' association fees required for confirming Seller's account payment information on dues, assessments for payment or proration (if any)		X
6	Fees for obtaining owners' association disclosure packages (if any)		X
7	Pre-paid Owners' association fees	X	
8	Fees incurred in completing the Property and Owners' Association Disclosure Statement (if any)		X
9	Buyer's Title Policy (standard coverage)		X
10	Buyer's Title Policy (extended coverage, if applicable, Buyer to cover the extra premium over standard coverage and any endorsements Buyer elects to obtain)	X	



Zillow Homes

Closing on a Zillow-Owned Home: A How-To Guide

Thank you for choosing a Zillow-owned home! We look forward to working with you and your agent toward a smooth close.

On-call support

We're committed to providing you and your agent with a timely, streamlined home buying experience, and our team will be there to help every step of the way.

As we move toward closing, our team will work with your agent to handle offer negotiations, inspection objections, appraisal updates, closing timelines, and home access information. Your agent will share all documents with you on our behalf, so please work with your agent if you have any questions or concerns about the delivery method.

Here's what you can expect when buying from Zillow Homes:

Offer response

Thanks for submitting an offer! Our response is included and will remain valid for the next 48 hours. We look forward to working with your agent to make this your next home.

Documentation

Shortly after contract execution, your agent will share with you the Real Estate Purchase Agreement, State Addendum, and disclosures about the property on your behalf. Please discuss these documents with your agent if you have any questions or notify them immediately if you have not received them. Note that you'll have 24 hours to sign and return the Real Estate Purchase Agreement.

Inspection period

As you move forward, we encourage you to hire a licensed inspector to evaluate the property. If you have questions following the inspection, we'll respond via your agent within 72 hours of receipt.

Final walkthrough

You're welcome to arrange a final walkthrough with your agent at your convenience before closing. We'll send your agent any applicable repair documentation and warranties (if available) within 24 hours of receiving them.

Financing and closing

Work with your agent on any mortgage, title, or escrow-related questions.

Closing date

Within 24 hours of your closing date, we'll provide your agent with all the access information you'll need to move in, including where we've stored additional keys and your mailbox number if applicable.

Enjoy your new home!